Exhibit 77DG

EX-99.B-77D(g)

SUB-ITEM 77D(g): Any other investment policy set forth in the registrant’s charter, by-laws or prospectus.

IVY FUNDS

Supplement dated February 22, 2017 to the

Ivy Funds Prospectus

dated July 29, 2016

as supplemented September 30, 2016, October 13, 2016, December 29, 2016, January 12, 2017 and January 25, 2017

Effective March 3, 2017, Class R6 shares of the Funds will be renamed as “Class N shares.” There will be no change to the ticker symbol of this share class for any Fund that offers such shares. There also will be no change to the rights, preferences, expenses or expense reimbursement arrangements associated with this share class. On that date, all references in this prospectus to Class R6 shares of the Funds are changed to Class N shares.

In addition, effective March 3, 2017, the following replaces in its entirety the disclosure in the “Your Account — Choosing a Share Class — Class R6 Shares” section beginning on page 243:

Class N Shares

Class N shares are sold without any front-end sales load or contingent deferred sales charges and do not pay an annual 12b-1 distribution and/or service fee. Class N shares generally are available only where plan level or omnibus accounts (and not individual participant accounts) are shown on the books of a Fund and where an unaffiliated third-party intermediary provides administrative, distributive and/or other support services.

Class N shares generally are available for purchase by or through:

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fee-based programs sponsored by nonaffiliated broker-dealers and other financial institutions that have entered into agreements with IDI; financial intermediaries that have been approved by, and that have an agreement with, IDI to offer Class N shares to self-directed investment brokerage accounts that may charge a transaction fee; certain registered investment advisers and other intermediaries approved by IDI; or a no-load network or platform sponsored by a financial intermediary where IDI has entered into an agreement with the intermediary

∎

employee benefit plans established under Section 401(a), 403(b) or 457(b) of the Code; nonqualified deferred compensation plans and certain voluntary employee benefit associations and post-retirement benefit plans; and defined benefit plans and other accounts (including Rollover IRAs) or plans whereby Class N shares are held on the books of a Fund through omnibus accounts and the plan sponsor or financial intermediary has entered into an agreement with IDI to offer Class N shares to such accounts or plans

∎	institutional investors, which include, but are not limited to, charitable organizations, governmental institutions and corporations, with a minimum investment amount of $1,000,000
∎	participants of the Waddell & Reed Financial, Inc. Retirement Plans
∎	fund of funds

The Funds reserve the right to modify or waive the above policies at any time.

Plan sponsors, plan fiduciaries and other financial intermediaries may choose to impose qualification requirements for investors that differ from the Funds’ share class eligibility standards. In certain cases this could result in the selection of a share class with higher service and distribution-related fees than otherwise would have been charged. The Funds and IDI are not responsible for, and have no control over, the decision of any plan sponsor, plan fiduciary or financial intermediary to impose such different requirements. Please consult with your plan sponsor, plan fiduciary or financial intermediary for more information about available share classes as not all share classes may be made available.

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IVY FUNDS

Supplement dated February 22, 2017 to the

Ivy Funds Statement of Additional Information

dated July 29, 2016

as supplemented September 30, 2016 and October 13, 2016

Effective March 3, 2017, Class R6 shares of the Funds will be renamed as “Class N shares.” There will be no change to the ticker symbol of this share class for any Fund that offers such shares. There also will be no change to the rights, preferences, expenses or expense reimbursement arrangements associated with this share class. On that date, all references in this statement of additional information to Class R6 shares of the Funds are changed to Class N shares.

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IVY FUNDS

Supplement dated January 25, 2017 to the

Ivy Funds Prospectus

dated July 29, 2016

as supplemented September 30, 2016, October 13, 2016, December 29, 2016 and January 12, 2017

Effective March 3, 2017, the following is inserted immediately following the “Principal Investment Risks — Company Risk” section for Ivy Small Cap Value Fund on page 38:

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Growth Stock Risk. Prices of growth stocks may be more sensitive to changes in current or expected earnings than the prices of other stocks. Growth stocks may be more volatile or not perform as well as value stocks or the stock market in general.

Effective March 3, 2017, the “Principal Investment Risks — Initial Public Offering Risk” section for Ivy Small Cap Value Fund on page 38 is deleted in its entirety.

Effective March 3, 2017, the following bullet point is inserted as a new bullet point immediately following the “Company Risk” bullet point of the “Additional Information about Principal Investment Strategies, Other Investments and Risks — Ivy Small Cap Value Fund — Principal Risks” section on page 184 and deleted from the “Non-Principal Risks” section on page 184:

∎	Growth Stock Risk

Effective March 3, 2017, the following bullet point is inserted as a new bullet point immediately preceding the “Investment Company Securities Risk” bullet point of the “Additional Information about Principal Investment Strategies, Other Investments and Risks — Ivy Small Cap Value Fund — Non-Principal Risks” section and deleted from the “Principal Risks” section on page 184:

∎	Initial Public Offering Risk

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IVY FUNDS

Supplement dated December 29, 2016 to the

Ivy Funds Prospectus

dated July 29, 2016

as supplemented September 30, 2016 and October 13, 2016

Effective January 1, 2017, the following changes are made to the third paragraph of the “Your Account — Choosing a Share Class — Potential Conflicts of Interest” section on page 245:

The words “, its financial advisors,” in the second sentence and the entire fourth sentence are both deleted.

In addition, the last sentence of the section entitled “Ivy InvestEd Plan Account Registration” on page 247 is revised as follows:

This fee will be waived for Arizona residents, accounts enrolled with Automatic Investment Service (AIS), as well as for certain trustees, directors, employees and financial advisors (and certain of their family members) of Waddell & Reed and its affiliates.

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IVY FUNDS

Supplement dated October 13, 2016 to the

Ivy Funds Prospectus

dated July 29, 2016

as supplemented September 30, 2016

The following information supplements and supersedes any contrary information in the prospectus:

Prospectus Changes

Effective October 14, 2016, the Prospectus is revised as follows:

The second, third, fourth and fifth paragraphs in the “Principal Investment Risks” section are deleted for Ivy Government Money Market Fund on page 174.

The “Principal Investment Risks – Company Risk” bullet point is deleted in its entirety for Ivy Government Money Market Fund on page 174.

The following is inserted following the last sentence of the “Principal Investment Risks – Credit Risk” section for Ivy Government Money Market Fund on page 174:

U.S. government securities generally have the least credit risk, but are not completely free from credit risk. Any downgrade of securities issued by the U.S. government may result in a downgrade of securities issued by its agencies or instrumentalities.

The following replaces the “Principal Investment Risks – Money Market Fund Regulatory Risk” section for Ivy Government Money Market Fund on page 175:

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Money Market Fund Regulatory Risk. In accordance with amendments to money market fund rules adopted by the Securities and Exchange Commission, the Fund has converted to a “government money market fund.” This conversion may require additional changes to the Fund’s investment strategies and operations and may negatively affect the Fund’s expenses, operations, returns and liquidity. The conversion of money market funds to “government money market funds,” in general, could lead to supply issues within the U.S. Treasury securities market as demand increases for U.S. government securities.

The following is inserted as a new bullet point immediately following the “Principal Investment Risks – Money Market Fund Regulatory Risk” section for Ivy Government Money Market Fund on page 175:

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Mortgage-Backed and Asset-Backed Securities Risk. Mortgage-backed and asset-backed securities are subject to prepayment risk and extension risk. When interest rates decline, unscheduled prepayments can be expected to accelerate, shortening the average lives of such securities, and the Fund may be required to reinvest the proceeds of the prepayments at the lower interest rates then available. Unscheduled prepayments also would limit the potential for capital appreciation on mortgage-backed and asset-backed securities. Conversely, when interest rates rise, the values of mortgage-backed and asset-backed securities generally fall. Rising interest rates typically result in decreased prepayments and longer average lives of such securities. This could cause the value of such securities to be more volatile or decline more than other fixed-income securities, and may magnify the effect of the rate increase on the price of such securities. Certain mortgage-backed securities are U.S. government securities. See U.S. Government Securities Risk for the risks of these types of securities.

The following is inserted as a new bullet point immediately following the “Principal Investment Risks – Reinvestment Risk” section for Ivy Government Money Market Fund on page 175:

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Repurchase Agreements Risk. Repurchase agreements are agreements in which the seller of a security to the Fund agrees to repurchase that security from the Fund at a mutually agreed-upon price and time. The return on the securities subject to the repurchase agreement may be more or less than the return on the repurchase agreement. Repurchase agreements carry the risk that the counterparty may not fulfill its obligations under the agreement. This could cause the Fund’s income to decline and may impact the Fund’s performance.

The following replaces the “Additional Information about Principal Investment Strategies, Other Investments and Risks – Ivy Government Money Market Fund – Principal Risks” section on page 212:

Principal Risks. An investment in Ivy Government Money Market Fund is subject to various risks, including the following:

∎	Amortized Cost Risk
∎	Credit Risk
∎	Income Risk
∎	Interest Rate Risk
∎	Management Risk
∎	Market Risk
∎	Money Market Fund Regulatory Risk
∎	Mortgage-Backed and Asset-Backed Securities Risk
∎	Reinvestment Risk
∎	Repurchase Agreements Risk
∎	U.S. Government Securities Risk

The following replaces the “Additional Information about Principal Investment Strategies, Other Investments and Risks – Ivy Government Money Market Fund – Non-Principal Risks” section on page 212:

Non-Principal Risks. In addition to the Principal Risks identified above, an investment in Ivy Government Money Market Fund may be subject to other, non-principal risks, including the following:

∎	Redemption Risk
∎	When-Issued and Delayed-Delivery Transaction Risk

The following replaces the “Defining Risks – Money Market Fund Regulatory Risk” section on page 223:

Money Market Fund Regulatory Risk — As a money market fund, Ivy Government Money Market Fund is subject to the specific rules governing money market funds and is subject to regulation by the SEC. In July 2014, the SEC adopted final rules governing money market funds, which will affect the manner in which money market funds are structured and operated. In accordance with the final rules, the Fund has converted to a “government money market fund.” The precise impact of this conversion on the Fund’s structure and operations and on the money market fund industry in general has not yet been determined, but any related changes to the Fund’s investment strategy and operations and/or any impact on the trading and value of money market instruments may negatively affect the Fund’s expenses, operations, returns and liquidity. The conversion of money market funds to “government money market funds,” in general, could lead to supply issues within the U.S. Treasury securities market as demand increases for U.S. government securities.

The following is inserted immediately following the “Defining Risks – REOC-Related Risk” section on page 224:

Repurchase Agreements Risk — Repurchase agreements are agreements in which the seller of a security to the Fund agrees to repurchase that security from the Fund at a mutually agreed-upon price and time. The return on the securities subject to the repurchase agreement may be more or less than the return on the repurchase agreement. Repurchase agreements carry the risk that the counterparty may not fulfill its obligations under the agreement. This could cause the Fund’s income to decline and may impact the Fund’s performance.

The following is inserted immediately following the “Defining Risks – Value Stock Risk” section on page 226:

When-Issued and Delayed-Delivery Transaction Risk — Ivy Government Money Market Fund may purchase securities in which it may invest on a when-issued or delayed-delivery basis or sell them on a delayed-delivery basis. The securities so purchased or sold are subject to market fluctuation; their value may be less or more when delivered than the purchase price paid or received. When purchasing securities on a when-issued or delayed-delivery basis, the Fund assumes the rights and risks of ownership, including the risk of price and yield fluctuations. If the other party to a delayed-delivery transaction fails to deliver to pay for the securities, the Fund could miss a favorable price or yield opportunity, or could suffer a loss.